EXHIBIT 99.1

Hooker Furniture Finalizes Q1 Financial Results

MARTINSVILLE, Va., July 27, 2020 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported finalized financial results for its fiscal 2021 first quarter which ended May 3, 2020. The Company reported preliminary results on June 12, 2020 which did not include expected non-cash impairment charges on its intangible assets.

“COVID-19 had a material impact on our financial performance in the fiscal 2021 first quarter and on the market valuations, discount rates and other inputs used in our intangibles valuation analysis,” said Paul B. Toms, Jr. Chairman and CEO. “Consequently, and despite having completed a similar intangible asset valuation during our fiscal 2020 fourth quarter, we determined that another intangible asset valuation was appropriate given our performance and changing market dynamics.  Given the effort and complexity involved in this project, we needed additional time to complete this analysis,” he concluded.

As a result of the Company’s intangibles asset valuation analysis, it recorded $44.3 million in non-cash impairment charges to write down goodwill and certain tradenames in its Home Meridian segment and goodwill in the Shenandoah division of its Domestic Upholstery segment. “Our stock price was near a six-year low at the impairment measurement date at the end of the fiscal 2021 first quarter which was near the zenith of the COVID-19 crisis to that point. Our deflated quarter-end market valuation was one of the primary inputs in the valuation analysis and the analysis indicated these assets were impaired and it was appropriate to write them down,” said Paul A. Huckfeldt, CFO. “Unfortunately, we could not consider the 50% rebound in our share price since quarter-end in the valuation, which contributed to the magnitude of the charge,” he concluded.

Tables I – V of this release provide revised condensed consolidated financial statements and selected reportable segment data and reflect final fiscal 2021 first quarter results. Additional information and financial disclosures are provided in the Company’s quarterly report on Form 10-Q expected to be filed with the SEC on July 27, 2020.

Final quarterly net income and net income per basic share, including impairment charges, net of tax for the first quarter of fiscal 2021 were as follows:

	Thirteen Weeks Ended
	(unaudited)
	May 3, 2020		May 5, 2019
	$ In thousands	Per Share $	$ In thousands	Per Share $

Preliminary net (loss) income	$(1,077)	$(0.09)	$1,987	$0.17

Goodwill impairment charges, net of tax	(30,126)	(2.55)	-	-
Trade name impairment charges, net of tax	(3,616)	(0.31)	-	-

Final net (loss) income	$(34,819)	$(2.95)	$1,987	$0.17

Cash, Debt and Inventory

Despite disappointing operating results, the Company generated $18.9 million in cash from operations, received $673,000 life insurance proceeds and finished the quarter with $51.2 million in cash and cash equivalents, an increase of $15.2 million compared to the balance at fiscal 2020 year-end. The Company also paid $2.2 million in principal and interest on its term loans and $1.9 million in cash dividends to its shareholders. To address the financial impact of the COVID-19 pandemic, the Company implemented measures to reduce operating expenses and preserve cash. Additionally, the Company had access to $25.6 million in cash surrender value of Company-owned life insurance policies. “Along with an aggregate $25.7 million available under our existing revolver to fund working capital, we are confident in our financial condition, and believe we have financial resources to weather the continued expected short-to-mid-term impacts of COVID-19,” said Paul Huckfeldt, CFO. The Company has $28.2 million in acquisition-related debt. Consolidated inventories stood at $82.1 million, compared to $92.8 million at the end of last year’s fourth quarter on February 2, 2020. Due in large part to cash conservation and cost reduction measures as well as changes in working capital, cash has increased an additional $31 million to $82 million since the end of the 2021 first quarter as of July 23, 2020.

Outlook

“The COVID-19 crisis drove the most significant downturn in our business in over 50 years,” said Paul B. Toms Jr., chairman and chief executive officer. “However, the disruption has not been as severe as we initially projected. Based on the improvement in orders and retail sales we’ve seen since the end of the fiscal 2021 first quarter, as stores and the economy continue to reopen, we are cautiously optimistic that the worst is behind us and that business will steadily improve through the summer and fall. We believe the Company remains in exceptional financial condition with a strong balance sheet and barring a second nationwide or large-scale lock-down, we expect business to improve each quarter as we go through the year,” he concluded.

After beginning the current fiscal year on an upturn with an 8.3% year-over-year increase in consolidated incoming orders in February, orders plummeted over 70% year-over-year in March and approximately 65% in April, Toms said. He added that cancellations of stock orders by large customers and deferred orders from retailers who closed their stores during the shutdown partially drove the steep declines. Orders declined significantly during the first few weeks of May but then recovered resulting in about a 5% overall reduction for the full month compared to the prior year.  Fiscal June and July orders have continued this positive trend.    “What we’ve seen in June and thus far in July is that orders are actually at a higher rate than a year ago,” Toms said. “We believe there are several positive factors in play such as pent-up demand, more focus on home environments and less competition for discretionary consumer spending from travel, dining out, sporting events, concerts and other activities.”

In addition, Hooker’s domestic upholstery manufacturing facilities for Bradington-Young, Sam Moore and Shenandoah began ramping up production in early May and “are currently operating near capacity on a consolidated basis, which is a significant increase over the fiscal 2021 first quarter, which will improve efficiencies and cost absorption,” Toms said.

The Company’s ongoing strategy to sell through multiple distribution channels “proved itself during the crisis,” Toms said. While most traditional furniture retailers were closed for two months, “Other channels such as e-commerce, mass merchants and clubs flourished and provided a source of revenues,” Toms concluded.

Hooker Furniture Corporation, in its 97th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2019 shipments to U.S. retailers, according to a 2020 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings and HMidea, a 2019 start-up that provides better-quality, ready-to-assemble furniture to mass marketers and e-commerce customers. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) The effect and consequences of the coronavirus (COVID-19) pandemic or future pandemics on a wide range of matters including U.S. and local economies; our business operations and continuity; the health and productivity of our employees; the impact on our supply chain, the retail environment and our customer base; the  impairment of our intangible assets as a result of adverse economic or other market conditions; (2) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (3) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the current U.S. administration imposing a 25% tariff on certain goods imported into the United States from China, including almost all furniture and furniture components manufactured in China, with the potential for additional or increased tariffs in the future; (4) sourcing transitions away from China, including the lack of adequate manufacturing capacity and skilled labor and longer lead times, due to competition and increased demand for resources in those countries; (5) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, ocean freight costs and warehousing costs and the risk that a disruption in our offshore suppliers could adversely affect our ability to timely fill customer orders; (6) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (7) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (8) difficulties in forecasting demand for our imported products; (9) risks associated with product defects, including higher than expected costs associated with product quality and safety, and regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, including product liability claims and costs to recall defective products; (10) disruptions and damage (including due to weather) affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices or warehouses in Vietnam and China; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (12) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers; (13) our inability to collect amounts owed to us or significant delays in collecting such amounts; (14) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber insurance; (15) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (16) higher than expected employee medical and workers’ compensation costs that may increase the cost of our high-deductible healthcare and workers compensation plans; (17) product liability claims;  (18) risks related to our other defined benefit plans; (19) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (20) capital requirements and costs, including the servicing of our floating-rate term loans;  (21) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (22) the cost and difficulty of marketing and selling our products in foreign markets; (23) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (24) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (25) price competition in the furniture industry; (26) competition from non-traditional outlets, such as internet and catalog retailers; (27) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, fluctuating consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; and (28) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2020. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Thirteen Weeks Ended
	May 3,	May 5,
	2020	2019

Net sales	$104,597	$135,518

Cost of sales	85,944	110,001

Gross profit	18,653	25,517

Selling and administrative expenses	19,177	22,016
Goodwill impairment charges	39,568	-
Trade name impairment charges	4,750	-
Intangible asset amortization	596	596

Operating (loss)/income	(45,438)	2,905

Other expense, net	(42)	(62)
Interest expense, net	208	341

(Loss)/income before income taxes	(45,688)	2,502

Income tax (benefit)/expense	(10,869)	515

Net (loss)/income	$(34,819)	$1,987

(Loss)/earnings per share:
Basic	$(2.95)	$0.17
Diluted	$(2.95)	$0.17

Weighted average shares outstanding:
Basic	11,798	11,769
Diluted	11,798	11,805

Cash dividends declared per share	$0.16	$0.15

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME
(In thousands)
(Unaudited)
	Thirteen Weeks Ended
	May 3,	May 5,
	2020	2019

Net (Loss)/Income	$(34,819)	$1,987
Other comprehensive income (loss):
Amortization of actuarial (loss) gain	84	37
Income tax effect on amortization	(20)	(9)
Adjustments to net periodic benefit cost	64	28

Total Comprehensive (Loss)/ Income	$(34,755)	$2,015

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	May 3,	February 2,
	2020	2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$51,240	$36,031
Trade accounts receivable, net	63,852	87,653
Inventories	82,050	92,813
Income tax recoverable	1,618	751
Prepaid expenses and other current assets	5,545	4,719
Total current assets	204,305	221,967
Property, plant and equipment, net	29,256	29,907
Cash surrender value of life insurance policies	25,603	24,888
Deferred taxes	12,905	2,880
Operating leases right-of-use assets	37,786	39,512
Intangible assets, net	28,025	33,371
Goodwill	490	40,058
Other assets	1,112	1,125
Total non-current assets	135,177	171,741
Total assets	$339,482	$393,708

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loans	$28,170	$5,834
Trade accounts payable	13,396	25,493
Accrued salaries, wages and benefits	3,271	4,933
Customer deposits	4,024	3,351
Current portion of lease liabilities	6,162	6,307
Other accrued expenses	2,490	4,211
Total current liabilities	57,513	50,129
Long term debt	-	24,282
Deferred compensation	11,310	11,382
Lease liabilities	32,581	33,794
Total long-term liabilities	43,891	69,458
Total liabilities	101,404	119,587

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 11,871 and 11,838 shares issued and outstanding on each date	52,187	51,582
Retained earnings	186,540	223,252
Accumulated other comprehensive loss	(649)	(713)
Total shareholders’ equity	238,078	274,121
Total liabilities and shareholders’ equity	$339,482	$393,708

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Thirteen Weeks Ended
	May 3,	May 5,
	2020	2019
Operating Activities:
Net (loss)/income	$(34,819)	$1,987
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill and intangible asset impairment charges	44,318	-
Depreciation and amortization	1,685	1,716
Gain on disposal of assets	-	(274)
Deferred income tax expense	(10,045)	2,344
Non-cash restricted stock and performance awards	605	463
(Benefit from)/provision for doubtful accounts and sales allowances	(328)	862
Gain on life insurance policies	(571)	(555)
Changes in assets and liabilities
Trade accounts receivable	24,129	33,451
Inventories	10,763	(5,561)
Income tax recoverable	(867)	-
Prepaid expenses and other current assets	(1,468)	(3,186)
Trade accounts payable	(12,149)	(8,165)
Accrued salaries, wages and benefits	(1,661)	(3,266)
Accrued income taxes	-	(1,867)
Customer deposits	673	3,117
Operating lease liabilities	367	(167)
Other accrued expenses	(1,720)	(664)
Deferred compensation	12	51
Net cash provided by operating activities	18,924	20,286

Investing Activities:
Purchases of property, plant and equipment	(380)	(1,527)
Proceeds received on notes receivable	-	1,449
Proceeds received on life insurance policies	673	-
Premiums paid on life insurance policies	(162)	(157)
Net cash provided by/(used in) investing activities	131	(235)

Financing Activities:
Payments for long-term debt	(1,952)	(1,464)
Cash dividends paid	(1,894)	(1,768)
Cash used in financing activities	(3,846)	(3,232)

Net increase in cash and cash equivalents	15,209	16,819
Cash and cash equivalents at the beginning of year	36,031	11,435
Cash and cash equivalents at the end of year	$51,240	$28,254

Supplemental schedule of cash flow information:
Interest paid, net	$240	$329
Income taxes paid, net	43	38

Supplemental schedule of noncash investing activities:
Increase in property and equipment through accrued purchases	$51	$743
Decrease in lease liabilities arising from obtaining right-of-use assets	(3)	-

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING (LOSS) INCOME BY SEGMENT
(In thousands)
Unaudited

	Thirteen Weeks Ended
	May 3,		May 5,
	2020		2019
		% Net		% Net
Net Sales		Sales		Sales
Hooker Branded	$27,162	26.0%	$39,600	29.2%
Home Meridian	57,665	55.1%	67,630	49.9%
Domestic Upholstery	16,783	16.0%	25,324	18.7%
All Other	2,987	2.9%	2,964	2.2%
Consolidated	$104,597	100.0%	$135,518	100%

Operating (loss)/income
Hooker Branded	$1,333	4.9%	$5,177	13.1%
Home Meridian	(30,348)	-52.6%	(4,993)	-7.4%
Domestic Upholstery	(16,810)	-100.2%	2,292	9.1%
All Other	387	12.9%	429	14.5%
Consolidated	$(45,438)	-43.4%	$2,905	2.1%

Prior-Year amounts have been restated to reflect a change in the Company’s reportable segments.

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949